Exhibit 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratio)

	Three months ended June 30,				Six months ended June 30,
	2014		2013		2014		2013
Income before income taxes (2)	$100,266		$77,056		$203,577		$155,970
Add fixed charges:
Interest expense	22,291		22,607		44,696		45,234
Amortization of discount on convertible notes (1)	6,214		6,187		12,345		12,256
Amortization of debt issuance expense	837		963		1,678		1,927
Interest expense-special items (2)	647		—		647		—
Interest portion of rent expense	3,844		3,990		7,593		8,012
Adjusted income	$134,099		$110,803		$270,536		$223,399
Fixed charges:
Interest expense	$22,291		$22,607		$44,696		$45,234
Amortization of discount on convertible notes (1)	6,214		6,187		12,345		12,256
Amortization of debt issuance expense	837		963		1,678		1,927
Interest expense-special items (2)	647		—		647		—
Interest portion of rent expense	3,844		3,990		7,593		8,012
Fixed charges	$33,833		$33,747		$66,959		$67,429
Ratio of earnings to fixed charges(3)	4.0	x	3.3	x	4.0	x	3.3	x

(1)	See the “Debt” note of the Notes to Consolidated Financial Statements.

(2)
Certain of the Company’s debt agreements and indentures provide for the exclusion of various special charges from applicable financial covenant coverage calculations.  The following listing of charges, which are included in the Company’s income from continuing operations before income taxes, includes certain of these excludable charges (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Settlement, litigation and other related charges (a)	$7,547	$3,512	$14,599	$26,131
Other charges (b)	11,284	31,268	21,560	35,274
Total - non-interest expense special items	$18,831	$34,780	$36,159	$61,405
(a) See further discussion at the "Commitment and Contingencies" note of the Notes to the Consolidated Financial Statements.
(b) See further discussion at the "Other Charges" caption of the "Significant Accounting Policies" note of the Notes to the Consolidated Financial Statements.

(3)
The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.